Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Stockholders

Corvis Corporation:

We consent to incorporation by reference in the registration statement (No. 333-47104) on Form S-8 of Corvis Corporation of our reports dated January 27, 2003, except as to Note 16(c), which is as of February 24, 2003 and Note 17 which is as of February 22, 2003, relating to the consolidated balance sheets of Corvis Corporation as of December 29, 2001 and December 28, 2002, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 30, 2000, December 29, 2001 and December 28, 2002, and the related financial statement schedule, which reports appear in the December 28, 2002 annual report on Form 10-K/A of Corvis Corporation.

As discussed in Note 1 to the financial statements, Corvis Corporation changed its method of accounting for goodwill and other intangible assets to adopt the provisions of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/    KPMG LLP

McLean, Virginia

March 22, 2004